EXHIBIT (a)(iv)


                                    AMENDMENT
                             TO THE TRUST INSTRUMENT
                           DATED SEPTEMBER 16, 1992 OF
                                THE HENLOPEN FUND

     On October 15, 2002, the shareholders of The Henlopen Fund, a Delaware business trust (the "Fund"), approved an amendment to the Fund's Trust Instrument, dated September 16, 1992 (the "Trust Instrument"), amending Section 11.4(b) of the Trust Instrument to read in its entirety as follows:

          "(b) The Trustees may, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of any Series of the
     Trust:

               (i) sell and convey all or substantially all of the assets of any Series to another Series of the Trust for such consideration as the Trustees, in their sole discretion, shall deem adequate, which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the affected Series, and which may include Shares of the acquiring Series;

               (ii) sell and convey all or substantially all of the assets of the Trust or any Series to another trust, partnership, association or corporation organized under the laws of any state, or to a separate series of shares thereof, which trust, partnership, association or corporation is an open-end management company as defined in the 1940 Act, or is a series thereof, for such consideration as the Trustees in their sole discretion shall deem adequate, which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Trust or any affected Series, and which may include shares of beneficial interest, stock or other ownership interests of such trust, partnership, association or corporation or of a series thereof; or

               (iii) at any time sell and convert into money all of the assets of the Trust or any affected Series.

          Upon making reasonable provision, in the determination of the Trustees, for the payment of all such liabilities in (i), (ii) or (iii), by such assumption or otherwise, the Trustees shall distribute the remaining proceeds or assets (as the case may be) of each affected Series ratably among the holders of Shares of that Series then outstanding."

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